Exhibit 99.2

Autobytel Inc

Moderator:   Jeffrey Coats
February 20, 2014
5:00 p.m. ET

Operator:	Good day ladies and gentlemen, and welcome to the Autobytel 2013 Fourth Quarter Financial Results Call.

At this time all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session, and instructions will follow at that time.  As a reminder, this conference call is being recorded.

I would now like to turn the call over to your host, Roger Pondel, Investor Relations for Autobytel.  Please go ahead.

Roger Pondel:	Thank you, Operator, and hello everyone. Welcome to Autobytel's 2013 fourth quarter and year-end conference call. Presenting today are Jeff Coats, President and Chief Executive Officer, and Curt DeWalt, Senior Vice President and Chief Financial Officer.

Before I introduce Jeff, I would like to remind you that during today's call, including the question-and-answer session, any projections and forward-looking statements made regarding future events or Autobytel's future financial performance are covered by the Safe Harbor statements contained in today's press release, the slides accompanying this presentation and the company's public filings with the SEC.  Actual events may differ materially from those forward-looking statements.

Specifically, please refer to the company's Form 10-K for the year ended December 31, 2013, which was filed just prior to this call, as well as other filings made by Autobytel with the SEC from time to time.  These filings identify factors that could cause results to differ materially from those forward-looking statements.

I also would like to direct your attention to the press release distributed just prior to this call whereby Autobytel announced its intention to file a shelf registration statement on form S-3 with the Securities and Exchange Commission during the 2014 first quarter for the offer and sale of securities by the company.

There are slides included with today's presentation to help illustrate some of the points being made and discussed during the call.  The slides can be accessed by clicking on the link in today's press release or by visiting

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

Autobytel's website at www.autobytel.com, when there go to "Investor Relations," and then click on "Events & Presentations."

Please also note that during this call management will be discussing EBITDA, adjusted cash net income, adjusted cash net income per diluted share, and cash flow which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in the slides and are posted on the company's website.

And with that, I will turn the call over to Jeff.

Jeffrey Coats:	Thank you, Roger. Good afternoon, everyone.

We've reported another strong quarter, growing revenue 22% over last year's fourth quarter.  Our 17% revenue growth for the full year readily eclipsed the approximate 9% growth in retail auto sales in the United States last year, and we expect our growth to continue to outpace the market for U.S. retail auto sales for the foreseeable future.

Subsequent to the end of the quarter, we further strengthened our business through the acquisition of AutoUSA.  We believe the acquisition will significantly expand our core business and drive new growth opportunities.  Combined with the acquisition of Advanced Mobile and the strategic investments we made in 2013, we feel very good about Autobytel's future.

Curt will provide a financial review of the quarter, and then I will update you on our continued progress.

Curt DeWalt:	Thank you, Jeff.

We've provided a few slides on our full year results, but the majority of my comments today will focus on our fourth quarter results.

On Slide 4, you'll note total revenue growth of 22% to $20.7 million for the 2013 fourth quarter, up from $16.9 million last year, and consistent with typical seasonal patterns.  Total revenues included a $236,000 contribution from Advanced Mobile, which we acquired in the third quarter of 2013.

Automotive lead revenues increased 27% from last year's fourth quarter, with retail channel sales rising 16% and wholesale channel sales growing by 36% -- a solid showing all around.

Moving now to Slide 5, you'll see that we delivered nearly 1.4 million automotive leads during the fourth quarter of 2013, a 29% increase over last

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

year.  73% of the leads we delivered to wholesale channel customers, and 27% to retail channel customers.

We delivered 77,000 specialty finance leads during the 2013 fourth quarter, versus 79,000 last year.  The decline was caused by ongoing marketplace supply constraints.

Advertising revenues were $722,000 for the 2013 fourth quarter, versus $854,000 last year.  The decline related, in part, to changes completed throughout the fourth quarter necessitated by the transition to Jumpstart.  You'll recall that Jumpstart has assumed Autobytel's ad sales and service functions.  We expect to see the initial real benefit of this relationship in the first and second quarters of 2014 once the transition is fully complete and all fiscal year campaigns are up and running.

On Slide 8, you'll see the gross profit grew to $8.1 million for the 2013 fourth quarter, up from $6.4 million last year.  Gross margin was 39.1% of total revenues for the most recent fourth quarter, versus 37.8% of total revenues a year ago.  We were slightly short of our 40% margin target primarily due to compliance with FCC regulations that took effect in October of 2013 under the Telephone Consumer Protection Act.   This compliance had a short-term impact on our gross margins as our lead conversion rates were impacted while we optimized through the new process.  By December, gross margins had returned to 40% as originally expected.  As a result of our acquisition of AutoUSA, gross margin will be lower over the short term.  Historical gross margins for AutoUSA was in the mid-20% range and will likely take us several quarters to bring it closer to the current Autobytel margin levels.

Total operating expenses amounted to $7.2 million, or 34.8% of total revenues, for the 2013 fourth quarter, compared to with $6.1 million, or 35.9% of total revenues, for the same quarter last year.  The increase, as expected, is primarily related to the additional operating expenses from the Advanced Mobile acquisition, as well as additional headcount expenses to support business growth, and included approximately $213,000 of acquisition-related expenses.

As you'll see on Slide 9, non-cash stock-based compensation totaled $148,000, compared with $202,000 for the 2012 fourth quarter.  Depreciation and amortization was $347,000, versus $536,000 last year.

Before I discuss net income, I'd like to describe the valuation allowance reversal which was taken in accordance with technical accounting guidance that positively impacted our bottom line results.  Because of the cumulative losses Autobytel incurred over the years, we maintained a full valuation allowance against our deferred tax assets.  Historically, we have been in a position of cumulative losses over the trailing twelve quarters.  However,

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

ending the third quarter of 2013, we had achieved a position of cumulative income over the trailing twelve quarters.  As a result, we evaluated the need to maintain or release the valuation allowance.  Based on our projections of future profitability, we determined that it was appropriate to release most of the valuation allowance in the fourth quarter, resulting in a one-time tax benefit of $35.5 million.  We still have a remaining valuation allowance of $6.4 million, of which $1.6 million relates to the State of California net operating losses that will likely expire unutilized, and $4.8 million of related stock option deductions that will be realized in future years once the deductions have reduced income taxes payable.  This reversal is a one-time benefit to our results, and I should note that we will begin recognizing a book tax provision on our pre-tax income prospectively, beginning with the first quarter of 2014, and there will be no impact to cash.

Including this one-time benefit, net income totaled $36.1 million, or $3.26 per diluted share, for the fourth quarter of 2013, compared with $351,000, or $0.04 cents per diluted share, for last year's fourth quarter.  Excluding the tax benefit, net income was $662,000, or $0.06 per diluted share.  It is important to note that there was approximately 23% more diluted weighted average shares outstanding during the 2013 fourth quarter than in last year's fourth quarter.  The increase in share count related to a higher share price, and the impact that it had on our Cyber Ventures-related convertible note and warrants outstanding.

EBITDA totaled $1.2 million for the fourth quarter of 2013, up from $1.0 million last year.  Adjusted cash net income was $1.3 million, or $0.12 per diluted share, compared with $1.2 million, or $0.13 per diluted share, for last year's fourth quarter.  These measures will be important as we move forward, given my comments on income taxes and the fact that we will be utilizing our NOLs to minimize actual cash taxes paid.

Cash and cash equivalents balance grew to $18.9 million at the end of 2013, up from $15.3 million at the end of 2012.

Effective October 1st, we had completed the acquisition of Advanced Mobile for an initial consideration of $2.5 million, plus the opportunity for the sellers to earn up to an additional $1.5 million in contingent payments, based on certain performance metrics over a three-year period beginning January1, 2014.

Cash provided by operations for the 2013 fourth quarter was $1.6 million, compared with $1.4 million in the prior year.

Detailed full year financial results can be found in the press release and the Form 10-K we issued and filed earlier this afternoon.

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

Now, I will turn the call back to Jeff.

Jeffrey Coats:	Thanks Curt.

Although we recently held a conference call to discuss our acquisition of AutoUSA, I'll start today with a short update.  The integration is well underway and on plan.  We continue to believe that the acquisition will drive meaningful increases in our revenue and cash flow and that it will be accretive to our 2014 financial results.

The acquisition significantly enhances our retail distribution network for selling leads, adding an incremental 1,400 net dealers.  Our dealer services teams are working to further expand our dealer client base, giving us a larger footprint through which to sell our high-converting sales leads and other high-value dealer products.

We are excited about the AutoUSA acquisition and believe it has made us an even more important player in the marketplace in addition to becoming a much larger player.  As you can see on Slide 10, AutoUSA had about $30 million in revenues last year, with historical gross margins of about 25% to 27% and nearly $6 million in operating expenses.  We expect 20% to 25% of AutoUSA revenue and corresponding costs will be eliminated due to intercompany transactions, since we were the second largest supplier of leads to AutoUSA before the acquisition.  We also expect to meaningfully reduce AutoUSA's operating expenses.

We have a robust suite of dealer and manufacturer products aimed at helping dealers sell more cars.  Among these products is Autobytel Mobile, formerly Advanced Mobile, which you can see on Slide 11.  This advanced platform will be the core of a wide array of mobile services Autobytel offers to its dealer and manufacturer customers and will also be available to consumers through Autobytel's websites.  At the center of the platform is Autobytel's unique TextShield product that offers dealers the ability to connect with consumers using text communication via a secure platform that protects the consumer's privacy.   In addition, Autobytel will offer dealers mobile websites designed to drive consumer engagement with dealers as well as mobile apps, text message marketing and the ability for a consumer to send information to their mobile device using our "send to phone" product.

We are also enthusiastic about SaleMove, shown on Slide 12, the company in which we made a strategic investment in the third quarter.  Autobytel is the exclusive provider to the automotive industry of SaleMove's products for enhancing and redefining communications with consumers by improving the online car shopping experience.   These products allow dealers to interact with consumers in real-time using live video, audio, text-based chat or phone – basically, whatever method is most comfortable to the consumer.  SaleMove

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

also allows dealers to provide a "guided tour" to consumers using the dealer's website as a virtual showroom.

Consumers are now doing more of their shopping online.  In fact, the average consumer now physically visits only 1.9 automotive dealerships before purchasing a vehicle, which is down significantly from the historical average of 3.2 visits.  As a result, a dealer's virtual showroom is more important than ever, and SaleMove makes certain that this virtual showroom is not left unattended.  SaleMove's products have been well received by the dealer community so far and are helping us attract new customers while also expanding our relationships with current customers.

You'll recall that last year we also made a strategic investment in AutoWeb, which is a pay-per click auction-driven automotive advertising marketplace.  AutoWeb recently launched its new service, and Autobytel became the first advertiser and publisher to use the platform to help us monetize traffic that had been under-monetized or essentially not monetized at all.  We are seeing some really meaningful early results from the program and believe this could be a healthy new revenue stream captured from our existing traffic.  AutoWeb is in the marketplace signing new automotive advertisers and publishers and is making significant headway with some well-known brand names.  You'll be hearing more about AutoWeb in the coming months.

I'll finish up with an update on our core auto leads business, which continues to perform very well.  Lead volume grew a healthy 29% for the fourth quarter, and surpassed 5.1 million leads for the full year, up 23% from last year.  The fourth quarter is historically seasonally slower for our industry, yet lead volume remains seasonally solid throughout.

With the AutoUSA acquisition, which was completed in January of this year, dealer count is now approximately 5,000.  As shown on Slide 13, organic dealer count grew to more than 3,600 this quarter.  AutoUSA's dealer count typically churned more than ours, so we expect some fluctuation in the number over the months ahead as we work through all of the integration elements.

As you'll see on Slide 14, we are continuing to generate high converting sales leads.  The leads we generate from Autobytel.com currently convert to sales on average at a rate of approximately 25%, as validated by R.L. Polk.  All leads internally-generated by Autobytel currently convert to sales, on average, at a rate of approximately 18%.  Again, I remind you that this data is based on a rolling three-month average and will fluctuate on a month-to-month and quarter-to-quarter basis.  Our success over the past several quarters is directly correlated to the fact that leads continue to convert to sales at three times the estimated industry average.

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

The auto market continues to provide opportunities for Autobytel.  As you can see on Slide 15, you can see ongoing improvement in the overall automotive market.  For the month of January, SAAR was projected at approximately 13.1 million, which is up from 12.7 million in December.  January U.S. light vehicle sales were up only 3% as severe winter weather affected purchases during the month.  We do not believe, however, that this represents a fundamental change in the industry.  In fact, the recent National Automobile Dealers Association convention we attended was the most upbeat we've seen in about five years, with dealers showing continued optimism and expecting a good sales year in 2014.  As I mentioned earlier, we expect to outperform U.S. retail auto sales for the foreseeable future.

Based on current business trends, we estimate that 2014 first quarter organic revenue growth, excluding the impact of the AutoUSA acquisition, will be in the range of 18% to 22% as compared to the 2013 first quarter.

Our ongoing business initiatives are summarized on Slide 16.  We continue to look for the right kind of strategic investments and acquisitions that could bolster our core leads business, broaden our technology footprint or enhance our lead gen activities, among others.

We remain quite enthusiastic about Autobytel's future, as we work to continue accelerating revenue and profit growth for our shareholders.

Operator, we are now ready to take questions.

Operator:	If you have a question, please press star then one. If you have a question, please press star then one. Our first question comes from Sameet Sinha with B. Riley. Your line is open.

Sameet Sinha:	Yes. Thank you very much. So, I mean Jeff in terms of Q1, pretty solid guidance that you had given there. What's, how much would you say is the benefit from Jumpstart, from AutoWeb, to that revenue growth rate. I'm just trying to get a sense of what's the rate of acceleration that we can expect from those smaller businesses.

Jeffrey Coats:	I wouldn't say there's a big impact at all from Jumpstart in the first quarter. We were still working pretty heavily late in the fourth quarter to make the technology changes that were necessary for Jumpstart to take over our advertising. We won't have all of the new 2014 advertising programs up and running during the first quarter. A couple of the Japanese manufacturers don't really begin their new fiscal year until April 1st, so we will have some impact as a result of that.

So, not a big benefit from Jumpstart in the first quarter.  AutoWeb – there's some benefit from AutoWeb in the first quarter, but I would not say it's a big

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

impact as compared to what's going on.  I mean what's really driving the revenue increase, Sameet, is continued improvements in lead volume, lead conversions and really boosts in both the wholesale and the retail programs.

So it's the core leads business that's really driving it.

Sameet Sinha:	OK. Now in terms of the specialty finance leads, obviously that market has been under pressure for a while. What are your expectations? Do you think this is something that we can, we should expect steady state for the next couple of quarters, maybe down a little bit, or how should we model this particular business going forward?

Jeffrey Coats:	As you know, we have struggled with our finance leads business. There remain ongoing supply issues in that marketplace. There's been a recent influx of even more poorer quality coming into that, that everyone has had to deal with. Having said that, we do think it should be reasonably stable. We should remain reasonably flat for the next few quarters. We are continuing with our internal lead generation efforts. We've done OK from a volume standpoint. We still don't have the margin where we want it to be, but we are still focused on it. We are still working on it. So, you know, we would expect some improvement, hopefully later this year, but we are still struggling with that business.

Sameet Sinha:	Now, in terms of AutoUSA, can you talk to us about the quality of leads there. How do the close rates compare to your close rates? You spoke about gross margins. Can you also talk about maybe how much of the gross margin improvement could come from just better pricing or pricing going up to the levels of Autobytel charges versus other efficiencies.

Jeffrey Coats:	Sure. Their close rates overall don't come up to the same levels that we see. We do boost our close rates somewhat. We were their second largest lead supplier, but I would remind you that AutoUSA is what's known as an aggregator in this industry. In other words, they bought 100% of all the leads they turned around and sold.

So, I would say we will be bringing the overall lead quality up.  We will be working with their existing suppliers to improve the quality of the leads that we're buying from them.  Many of whom we already buy from as well.  We are also working to improve the overall volumes.  With regards to your question about pricing, you know, interestingly enough AutoUSA had done a good job of keeping their average selling price at retail in a good place.  They never really cut throat prices unlike certain other providers in the marketplace.  You know, even if they provided incentives or discounts they would bring their customers up to a more reasonable market rate.

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

So, that's been one of the nice things that we came to realize as a result of our diligence and ultimately the acquisition.  From a margin standpoint, I mean we are, as you know, working to improve our pricing over time, you know, based upon our higher close rates than are generally available in the marketplace.  So some of our improvement in the gross margin there will come from that.  Some of it will also come from pushing more of our own internally-generated leads into those dealers now.

We have a much larger retail, direct retail footprint through which to do our lead generation, so we expect to see some nice margin improvement as a result of that.

Sameet Sinha:	You gave us guidance for organic lead growth. How should we think about AutoUSA? I mean is it, you know, approximately $5 million or so in Q1 and then kind of goes up slightly from there?

Jeffrey Coats:	You know, Sameet, we're not prepared to really talk about that yet. We're still getting our arms around it. We believe -- though we had a couple of comments in the earlier remarks, we will see some eliminations as a result of the fact that we were a large, the second largest supplier of leads to AutoUSA. So we're still working those revenue elimination issues. Their dealers do churn at a higher rate than our dealers do.

The dealer churn rate historically in this industry has been 5 plus percent per month.  They're still subject to levels like that, if not a bit higher.  Our churn rate internally at Autobytel is down between 3% and 4%, actually closer to 3%.  So we've done a good job of getting our arms around that and reducing the churn in our dealer body.  We are working to apply a lot of the same methodologies to the AutoUSA side of the family now, and so we do expect to get our arms around that, but until we do, and it will take us a few months to accomplish that, until we do, we will probably some churn on the dealer side.

So, we just want a little more time to really get a good feel for what it's going to look like from that standpoint.  I would say that it should at least be, the revenue – actually, I'll just stop there.  Let me just stop there.

Sameet Sinha:	Just one final question. In terms of the operating expenses can you remind us how we should be thinking about that with AutoUSA?

Jeffrey Coats:	I'm sorry, I'm not…

Curt DeWalt:	They had operating expenses in the neighborhood of $6 million a year. Obviously, as we transition through the process there will be synergies, but we're not there yet. Again, I think under the heading of what Jeff just said,

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

we're going to take a little bit of wait-and-see for the next few months and see exactly how it all shakes out.

Jeffrey Coats:	But I would also add, we'll bring them down significantly. We'll bring them down by more than 30%.

Sameet Sinha:	Great. Thank you very much.

Operator:	If you have a question, please press star then one. Your next question comes from Eric Martinuzzi with Lake Street Capital. Your line is open.

Eric Martinuzzi:	Thank you. I'm curious to know on the lead gen side, and this will be on the wholesale side, I assume a large part of that growth was your onboarding of the new OEM Honda on that. What about the other OEMs, kind of legacy OEMs, what were the trends like there in Q4 and your expectation for Q1?

Jeffrey Coats:	I would say our overall wholesale business remains extremely robust. It was extremely robust in the fourth quarter, and it is certainly extremely robust in the first quarter thus far.

Eric Martinuzzi:	OK, and I know searching the internet is not directly impacted by the weather, but what's the correct response to hey, are you guys impacted by the cold weather hitting you in Q1?

Jeffrey Coats:	You know, certainly the retail end of the automotive industry was affected. You know, dealerships were closed because of storms or people just couldn't get there. We've not really seen that impact at all in our revenue in the first quarter thus far.

Eric Martinuzzi:	OK.

Jeffrey Coats:	If anything, it probably causes people to stay at home and go online and do whatever shopping or research they would do, and we certainly benefited from that.

Eric Martinuzzi:	OK. Then I also noticed you did, you had a shelf filing. I'm curious to know if you can give us any more specifics there. Before you respond to that, can you just give us a picture of the pro forma balance sheet post the AutoUSA acquisition?

Jeffrey Coats:	We did put out a press release that we plan to file an S-3. I am told by my general counsel I can't really answer any other questions regarding that today. I'm sorry.

Eric Martinuzzi:	And then where are we as far as the pro forma balance there, because the math I just did for your December 31 net cash looks to be about $10 million and

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

you spent about $10 million on AutoUSA, and then I know you took on some debt or a line of credit to that one, but where are we at as kind of a January 31 balance sheet?

Curt DeWalt:	Well, we're still working through having the financials audited, but … for AutoUSA.

Jeffrey Coats:	For AutoUSA.

Curt DeWalt:	But, I think you will see in the 10-K we do have some preliminary numbers as it relates to what we expect the AutoUSA transaction to look like including the goodwill that was generated etcetera. So, I'd just refer you to the footnote in the 10-K for further explanation.

Eric Martinuzzi:	OK. Congrats on the quarter.

Jeffrey Coats:	Thank you.

Operator:	Your next question comes from Jared Schramm with Roth Capital Partners. Your line is open.

Jeffrey Coats:	Hi, Jared.

Jared Schramm:	Hi. A couple of quick questions here. Any change in the competitive landscape since the AutoUSA acquisition? Has there been a behavioral shift in some of the other people you see out there?

Jeffrey Coats:	Not that we can identify at all.

Jared Schramm:	OK.

Jeffrey Coats:	We have not noticed anything.

Jared Schramm:	And then you mentioned you expect about 25% of sales at AutoUSA to be eliminated due to the fact you were the largest supplier there. Is there a potential that that could go down as you start to scrub out some of the quality and maybe offset that by maybe some price hikes as, you know, you present a better offering to some of the end market?

Jeffrey Coats:	I would not anticipate at this point that it would be any less than that.

Jared Schramm:	OK. Any updates on the YouTube channels?

Jeffrey Coats:	It's funny that you said that. We actually did not put the YouTube slide in. Kim can you give me that?

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

Jeffrey Coats:          Sorry, one second, Jared.

Jeffrey Coats:	We are at about 27 million views, and we have over 800 videos on the YouTube channel thus far.

Jeffrey Coats:	We should leave that slide in there every quarter.

Jared Schramm:	Sorry, didn't mean to cause trouble there. And then lastly, with AutoUSA here, of the outstanding OEMs and dealers left in the market that would reasonably be a potential customer of yours, what percentage do you think to date is a greenfield opportunity at this point in time?

Jeffrey Coats:	From a wholesale standpoint, we do business to one extent or another, I think, with every manufacturer that has a wholesale program. There are, I don't know, a handful, a couple that we could potentially have bigger opportunities with based upon adjustments over time in the business rules under which they operate.

From a retail standpoint, as a result of the acquisition we've got about 5,000 dealers.  There are approximately 18,500 in the United States.  We could easily see having perhaps as many as 9,000 or 10,000 on the program without having too much overlap in terms of looking at that.  So there is still room to grow from a retail side.

Jared Schramm:	Of those, say to get to the 10,000, we're assuming the remaining 8,000 would be realistically too small to participate in any kind of program in a meaningful way?

Jeffrey Coats:	Some would be – it would be a little bit of that, but a lot of it would be more overlap in the major metropolitan areas where there is, you know, I don't know, 8 or 10 of one of the major nameplates, and it really only makes sense for us to have, you know, 5 or 6 of those so we don't have too much overlap.

Jared Schramm:	OK. That's it for me. Congrats on the quarter.

Jeffrey Coats:	Thank you.

Operator:	Thank you. I'd now like to turn the call back to Jeff Coats.

Jeffrey Coats:	Thank you all for joining us today. As you can see, we remain extremely pleased with our progress and are quite upbeat about the future.

I encourage you to listen to the replay of our presentation last week at the Stifel Technology, Internet & Media Conference in San Francisco, which can be found on our website.  Curt and I also look forward to speaking with many

Autobytel Inc.
Moderator: Jeffrey Coats
02-20-2014/5:00 p.m. ET
Confirmation # 55758905

of you again soon and hopefully to seeing you at the upcoming Roth and B. Riley conferences at which we will be presenting.

Thank you.

Operator:	Ladies and gentlemen, thanks for participating in today's program. This concludes the program. You may all disconnect.

END

 Copyright © 2014 Autobytel, Inc.  *  Autobytel2013 Q4 and Full Year ResultsNASDAQ: ABTL  February 20, 2014

 Copyright © 2014 Autobytel, Inc.   Pg *  Safe Harbor Statement and Non-GAAP Disclosures  The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to, comments that the company expects its growth to continue to outpace the growth in retail automotive sales for the foreseeable future; regarding the company’s belief that AutoUSA acquisition will significantly expand the company’s core business and drive new growth opportunities; that the company feels very good about its future as a result of the acquisition of AutoUSA, combined with the acquisition of Advanced Mobile and the strategic investments made in 2013; regarding the company’s expectation that it will see the initial real benefit of the Jumpstart relationship in the first and second quarters of 2014, once the transition to Jumpstart is fully complete and all of the fiscal year campaigns are up and running; that the company continues to expect the acquisition of AutoUSA to drive meaningful increases in the company’s revenue and cash flow, and that the company anticipates the transaction to be accretive to the company’s 2014 financial results; regarding the company’s belief that the AutoUSA transaction has made the company an even more important player in the marketplace, in addition to becoming a much larger player; that the company is seeing some really meaningful early results from the AutoWeb program, and believes the AutoWeb program could be a healthy new revenue stream captured from the company’s existing traffic; that the company expects some fluctuations in the number of dealers over the months ahead due to AutoUSA’s dealer churn being typically more that the company’s, as the company works through all of the integration elements for the AutoUSA acquisition. AutoUSA’s dealer count typically churned more than the company’s; that, based on current business trends, the company estimates that 2014 first quarter organic revenue growth, excluding the impact of the AutoUSA acquisition, will be in the range of 18% to 22% from the 2013 first quarter; and that the company remains quite enthusiastic about its future, as the company works to continue accelerating revenue and profit growth for shareholders, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company’s stock. This presentation includes non-GAAP financial measures as defined by SEC Regulation G. Autobytel’s definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found on Slide 9 of this presentation. Autobytel’s management believes that these non-GAAP financial measures provide an additional way of viewing aspects of the company’s operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the company’s business and results of operations. These non-GAAP financial measures should not be relied upon to the exclusion of, and should be reviewed in connection with, the company’s GAAP financial measures.

Overview

- Q4 2013 revenue grew 22% versus Q4 2012;
  Full Year 2013 grew 17%
- Q4 2013 automotive lead revenue grew 27% over last year's fourth quarter; Full year grew 21%
- Q4 2013 OEM/Wholesale auto lead revenue grew 36% Y-O-Y;
  Full year grew 27%
- Net income nearly doubled excluding a one time tax benefit
- Acquisitions and strategic investments further strengthen Autobytel, positioning the company well for continued growth

Net Income Less One-time Tax Benefit up 90% Y-o-Y on 22% Revenue Growth

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Quarterly Revenue Results



Revenue and Automotive Lead Volume
Revenue ($M)
Automotive Lead Volume (M)
22
20
18
16
14
12
10
8
6
4
2
0
1.5
1.2
0.9
0.6
0.3
-
Q110
Q210
Q310
Q410
Q111
Q211
Q311
Q411
Q112
Q212
Q312
Q412
Q113
Q213
Q313
Q413
11.8
6.1
3.2
1.5
1.1
12.1
6.1
3.4
1.7
0.9
12.9
5.8
4.2
1.0
14.7
5.4
6.8
1.6
0.9
16.0
6.0
7.2
1.8
1.0
15.2
5.7
6.6
1.0
16.3
6.0
7.4
2.1
0.8
16.2
5.4
8.1
1.6
1.1
16.7
6.0
8.1
1.7
0.9
15.7
6.2
7.0
0.9
17.5
6.9
8.2
0.9
16.9
6.4
8.2
1.4
0.9
18.3
6.9
9.1
1.6
0.7
17.8
6.8
8.4
1.6
0.9
21.6
7.6
11.5
1.6
1.0
20.7
7.4
11.1
1.4
0.7
Retail Dealer Automotive
OEM/Wholesale Automotive
Specialty Finance
Website Advertising
Automotive Lead Volume

- Q4 automotive retail dealer revenue increased 16% Y-O-Y via investment in lead acquisition and acquisition of acquired mobile dealer products
- Q4 OEM/Wholesale revenue up 36% Y-O-Y with strong demand across nearly all programs, coupled with a major OEM starting a lead program with Autobytel as a primary supplier
- Specialty finance lead revenue was flat and website advertising revenue was down, in part, due to changes completed throughout the fourth quarter necessitated by the transition to Jumpstart

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 Copyright © 2014 Autobytel, Inc.   Pg *  Lead Volume  Copyright (c) 2013 Autobytel Inc.  Above volumes are impacted by rounding to the nearest 0.1M  Sustained investment in lead acquisition, combined with a major OEM starting a wholesale lead program with Autobytel as a primary supplier, drove 36% growth in OEM/Wholesale lead volume over the prior yearTotal lead volume up nearly 30% on strong demand and lead acquisition

 Copyright © 2014 Autobytel, Inc.   Pg *  Annual Revenue Results  +12%  +27%  2013 retail dealer automotive revenue up 12% on industry growth and strong internally generated lead supplyOEM/Wholesale automotive revenue increased 27% with strong demand across nearly all programs, coupled with a major OEM starting a lead program with Autobytel as a primary supplierSpecialty finance lead softness reflects supply constraints and recent FCC TCPA legislation  Above financials are impacted by rounding to the nearest $0.1M  +17%

 Copyright © 2014 Autobytel, Inc.   Pg *  Strong Growth Auto Lead Volume  Automotive lead volume has grown at a CAGR of 10% since 2008 and 17% since 2009, when US Light Vehicle Sales reached a low point during the recessionRetail automotive lead volume continued to grow in 2013 as our lead quality message continued to resonate and dealers are spending more marketing dollars  17% CAGR

Financial Overview

	2012				2013				Full Year	
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2012	2013
Revenue ($M)	$16.7	$15.7	$17.5	$16.9	$18.3	$17.8	$21.6	$20.7	$66.8	$78.4
Gross Profit ($M)	$6.8	$6.3	$6.7	$6.4	$6.6	$7.0	$8.8	$8.1	$26.3	$30.4
Gross Margin	40.9%	40.3%	38.5%	37.8%	36.1%	39.1%	40.7%	39.1%	39.3%	38.9%
Operating Expenses ($M)	$6.5	$6.0	$6.1	$6.1	$6.6	$6.4	$7.4	$7.2	$24.7	$27.6
Operating Margin	1.9%	2.2%	3.6%	1.8%	0.0%	3.2%	6.4%	4.3%	2.4%	3.6%
Net Income ($M)	$0.3	$0.2	$0.6	$0.4	$0.3	$0.4	$1.3	$36.1	$1.4	$38.1
EBITDA[1] ($M)	$0.9	$0.9	$1.3	$1.0	$1.0	$1.1	$2.0	$1.2	$4.2	$5.3
Cash Flow From Operations ($M)	$0.9	$2.0	$1.5	$1.4	($0.4)	$1.3	$1.8	$1.6	$5.8	$4.3
Cash Flow[2] ($M)	$1.2	$1.1	$1.5	$1.2	$1.2	$1.3	$2.1	$1.4	$5.1	$6.0
Adjusted Cash Net Income[3] ($M)	$1.1	$1.1	$1.5	$1.2	$1.1	$1.2	$2.1	$1.3	$4.8	$5.7
Cash ($M)	$12.1	$12.4	$13.7	$15.3	$14.7	$15.8	$17.4	$18.9	$15.3	$18.9
Closing Stock Price[4]	$4.85	$3.76	$3.78	$3.98	$4.34	$4.77	$7.17	$15.13	$3.98	$15.13
EPS Diluted[4]	$0.03	$0.02	$0.06	$0.04	$0.04	$0.04	$0.13	$3.26	$0.15	$3.61
Adjusted Cash Net Income EPS[4,5]	$0.12	$0.12	$0.15	$0.13	$0.12	$0.13	$0.20	$0.12	$0.52	$0.55

Above financials are impacted by rounding to the nearest $0.1M

- EBITDA is equal to Net Income before Interest, Taxes, and Depreciation and Amortization; See slide 9 for reconciliation
- Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation; See slide 9 for reconciliation
- Adjusted Cash Net Income is equal to Net Income plus Non-Cash Stock Compensation plus Depreciation and Amortization plus Taxes; See slide 9 for reconciliation
- On July 11, 2012 the Company implemented a 1-for-5 reverse split of its common stock. Closing stock Price, EPS Diluted and Cash Net Income EPS for prior periods have been adjusted accordingly
- Adjusted Cash Net Income Per Diluted Share is Adjusted Cash Net Income divided by weighted average diluted shares outstanding. See slide 9 for reconciliation

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 Copyright © 2014 Autobytel, Inc.   Pg *  EBITDA, Cash Flow andAdjusted Cash Net Income  EBITDA is equal to Net Income before Interest, Taxes, and Depreciation and AmortizationCash Flow is equal to EBITDA plus Non-Cash Stock Compensation Adjusted Cash Net Income is equal to Net Income plus Non-Cash Stock Compensation plus Depreciation and Amortization plus Taxes Adjusted Cash Net Income Per Diluted Share is Cash Net Income divided by weighted average diluted shares outstanding. On July 11, 2012, the Company implemented a 1-for-5 reverse stock split of its common stock. Adjusted Cash Net Income Per Diluted Share for prior periods has been adjusted accordingly  Above financials are impacted by rounding to the nearest $0.1M

AutoUSA Acquisition

Overview

- Estimated 2,300 franchised dealers; 1,500 new and 800 used franchises
- Estimated 1,400 net incremental franchised dealers to Autobytel; Approximately 900 overlap dealers; incremental AutoUSA dealer churn expected through transition
- Approximately $30M revenue in 2013 with historical gross margin at 25-27%
- Approximately 20-25% of revenue and corresponding cost of revenue will be affected by intercompany eliminations moving forward
- Nearly $6M in operating expenses in 2013
- 2013 lead volume of 1.5M will also be affected by intercompany eliminations

Benefits

- AutoUSA president joins Autobytel
- Long term partnership with AutoNation
- Increased volume and distribution
- Operating efficiencies

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Mobile



Autobytel Mobile Websites

Award winning mobile sites convert traffic into real time leads

Autobytel TextShield

Enables 2-way text conversations in a centralized and controlled environment



Consumer Text
Text In Text Out
CRM
Dealer Text Via Gateway

TextShield Gateway is the Centerpiece of the complete Mobile Suite



Autobytel Apps

Features and functionality that allow dealerships to stay engaged with their customers by having them download a Dealer Branded App



Text CBAUTO TO 50123 To speak to a Sales Rep



VIP

Autobytel Text Message Marketing

Autobytel Mobile is a leader in providing texting services to dealerships. Text message marketing can be used on window stickers, showroom displays, billboards, print, TV, radio advertising and dealership websites



2014 Chevrolet Cruze LS
Ext Color: Red Hot
Int Color: Gray
Trans: Manual
Body Style: Sedan
MPG: 25 / 36
Send To Phone

Autobytel Send2Phone

Enables consumers to send tactical mobile landing pages to their cell phones via SMS. These efficient mobile sites can focus on vehicle listing detail dealership information or product detail

Autobytel's Suite of Products and Services Enable Dealers to Reach the Mobile Consumer

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 Copyright © 2014 Autobytel, Inc.   Pg *  Customer View  Dealer View  Customerselects communication  Dealerengagesvideo chat  See your virtual showroom in real-time  Reach out to every visitor online  SaleMove “Guided Tour”  Redefining How Customers Interact With Dealers

 Copyright © 2014 Autobytel, Inc.   Pg *  Dealer Count  Copyright (c) 2013 Autobytel Inc.  Above volumes are impacted by rounding to the nearest 0.1M  Autobytel dealer count up 2% over Q4 2012, with retail new franchises up over 2% and retail used up over 1% Dealer count including the AutoUSA acquisition is now over 5,000 new and used dealer franchises, which we expect will fluctuate as the AutoUSA dealer franchises are integrated

Close Rate Detail


Polk Lead Conversion Data
(Consumers who Submitted a New Vehicle Lead and Bought New)
25%
18%
15%
8%
13%
12%
Autobytel.com Website
All ABTL Internally Generated
Other 3rd Party Purchased
Competitor 1
Competitor 2
Competitor 3

Close rates are calculated using a 3 month rolling average of 90 day close rates

- Internally generated Autobytel leads close significantly higher than other 3rd party leads purchased by Autobytel
- Approximately 70% of total Autobytel lead volume internally generated
- "All ABTL Internally Generated" includes leads from Autobytel.com as well as leads generated from SEM campaigns and our other sites
- "Other 3rd Party Purchased" includes all 3rd party leads purchased by Autobytel

Autobytel Internally Generated Leads Close at 3x Estimated Industry Average

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 Copyright © 2014 Autobytel, Inc.   Pg *  J.D. Power Retail Auto Sales Forecast  Copyright (c) 2013 Autobytel Inc.  US Light Vehicle Retail Sales History and Forecast (Millions)  Auto Industry Trends Providing Tailwinds for Autobytel  For the month of January 2014, US Light Vehicle Retail SAAR was projected to come in around 13.1M, up from 12.7M in December 2013; January 2014 Retail US Light Vehicle sales were projected to be 0.8M units up 1% over prior yearJ.D. Power 2014 Retail US Light Vehicle Sales Forecast remained steady at 13.3M

Delivering on Commitments

- ✓ Further expanding lead generation team to drive growth
- ✓ Further increasing retail sales team to capture additional market opportunities
- ✓ Continuing investment in original written and video content on autobytel.com and brand advertising to increase organic traffic
- ✓ Ongoing lead quality enhancements driving revenue growth, market share, and gross margin expansion
- ✓ Operating leverage allowing for additional brand marketing
- ✓ Focusing on new product innovation and expanding pipeline

Delivering Accelerated Top Line Growth

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